EXHIBIT 12




                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES


                        Computation of Ratios of Earnings
                   From Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                       Six Months Ended June 30,                        Years Ended December 31,


                                            1997           1996            1996        1995         1994         1993        1992
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                               (In Thousands)


Earnings from Continuing Operations:
   Income (loss) before income taxes     $ 89,064        $71,712        $150,219    $134,124     $ 76,098     $127,617    $126,691
   Fixed charges (see computation below)   16,569         24,946          43,028      48,779       47,575       58,249      47,995
                                         --------        -------        --------    --------     --------     --------    --------
Total Earnings Available for Fixed
   Charges                               $105,633        $96,658        $193,247    $182,903     $123,673     $185,866    $174,686
                                         ========        =======        ========    ========     ========     ========    ========


Fixed Charges:
   Interest expense before deducting
      interest capitalized               $ 15,792        $23,863        $ 41,147    $ 46,859     $ 45,900     $ 56,599    $ 46,298
   Rentals(b)                                 777          1,083           1,881       1,920        1,675        1,650       1,697
                                         --------        -------        --------    --------     --------     --------    --------
                                         $ 16,569        $24,946        $ 43,028    $ 48,779     $ 47,575     $ 58,249    $ 47,995
                                         ========        =======        ========    ========     ========     ========    ========


Ratio of Earnings to Fixed Charges            6.4            3.9             4.5         3.7          2.6          3.2         3.6
                                         ========        =======        ========    ========     ========     ========    ========




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(a)  Amounts  include the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.
(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.